UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 22, 2011

Limited Brands, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8344	31-1029810
(Commission File Number)	(IRS Employer Identification No.)

Three Limited Parkway Columbus, OH	43230
(Address of Principal Executive Offices)	(Zip Code)

(614) 415-7000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 22, 2011, Limited Brands, Inc. (the “Company”) announced and priced the public offering (the “Senior Notes Offering”) of $1 billion aggregate principal amount of its $6.625% Senior Notes due 2021 (the “Senior Notes”). The Senior Notes are being offered pursuant to the prospectus supplement dated March 22, 2011, to the prospectus dated November 5, 2010, which forms part of the Company’s shelf registration statement on Form S-3 (File No. 333-170406) filed with the Securities and Exchange Commission (the “SEC”) on November 5, 2010, as amended by Post-Effective Amendment No. 1 thereto filed with the SEC on March 22, 2011.

The Company also announced that its board of directors has authorized a new $500 million share repurchase program (which includes $31 million remaining under the Company’s existing $200 million share repurchase program).

The Company intends to use proceeds from the Senior Notes Offering, after the payment of fees and expenses, to repurchase approximately $500 million of the Company’s common stock pursuant to the new share repurchase program and for general corporate purposes.

Copies of the press releases announcing (i) the Senior Notes Offering and the newly authorized share repurchase program and (ii) the increased size and pricing of the Senior Notes Offering, are filed herewith as Exhibit 99.1 and Exhibit 99.2 respectively.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 22, 2011 announcing the Senior Notes Offering and the $500 million new share repurchase program.

99.2	Press Release dated March 22, 2011 announcing the increased size and pricing of the Senior Notes Offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Limited Brands, Inc. (Registrant)

Date:	March 22, 2011	By:	/s/ Stuart B. Burgdoerfer
			Name:	Stuart B. Burgdoerfer
			Title:	Executive Vice President and Chief Financial Officer*

*	Mr. Burgdoerfer is the principal financial officer and the principal accounting officer and has been duly authorized to sign on behalf of the Registrant.